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Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 30, 2002,
AND THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2003

        On October 21, 2003, the Company closed two related transactions previously announced don October 17, 2003: (1) a private placement of common stock and warrants to purchase common stock (the "Offering") and (2) an exchange of its 8% Series A Cumulative Convertible Participating Preferred Stock and related series A warrants for cash and 9% five-year term loans (the "Recapitalization"). Also on October 21, 2003, the Company repaid its outstanding Senior Subordinated Debt (altogether, the "Transactions").

        The following unaudited consolidated Pro Forma financial information illustrates the effect of the Transactions described below, as if such Transactions occurred on January 1, 2002 in the unaudited Pro Forma Statements of Operations and on the last day of the period for the unaudited Pro Forma Balance Sheet:

  •
  issuance of 9,739,111 shares of common stock and warrants to purchase 3,408,689 shares of common stock in the Offering at an assumed aggregate offering price of $7.86 per unit;

  •
  the exchange of all outstanding 8% Series A Cumulative Convertible Participating Preferred Stock (the "Series A Preferred Stock") and outstanding warrants to purchase 2,806,539 shares of common stock held by holders of such Series A Preferred Stock for the following consideration:

  1.
  $55 million from cash raised in the offering, and

  2.
  $25 million in term loans with, if certain conditions are satisfied, warrants to purchase up to 250,000 shares of common stock;

  •
  the repayment of $12.2 million of Senior Subordinated Debt and accrued interest and the related cancellation of outstanding warrants to purchase 937,500 shares of common stock; and

  •
  payment of an estimated $7.5 million of fees, commissions, and expenses in connection with the Transactions.

        The Pro Forma financial information is based on the Company's historical statements as of and for the nine-month period ended September 30, 2003 and the year ended December 31, 2002, the details of the Transactions, and assumptions the Company believes to be reasonable. Changes in such assumptions could materially impact this presentation. Management has prepared the Pro Forma financial information without audit.

        The Pro Forma financial information does not purport to be indicative of results or financial condition that would have been achieved had the Transactions occurred on the dates indicated, nor does it purport to indicate the results or financial condition that might be obtained in the future. The Pro Forma financial information should be read in conjunction with the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q/A for the nine months ended September 30, 2003.

Pro Forma Statements of Operations
For the Nine Months Ended September 30, 2003
(in thousands, except per share data)
(unaudited)

	Historical		Pro Forma Adjustments		Pro Forma
Income Statement Data:
Revenues		$40,825	$—		$40,825
Cost and expenses
Costs of revenues, excluding depreciation shown below		$25,825	$—		$25,825
Selling and promotional costs		$2,551	$—		$2,551
General and administrative expenses		$5,292	$—		$5,292
Depreciation and amortization		$4,450	$—		$4,450

Income from operations		$2,707	$—		$2,707
Interest income		$(52)	$—		$(52)
Interest expense		$1,871	$1,806	(f)	$2,228
"			$(1,524	)(f)
"			$75	(i)

Income (loss) before income taxes		$888	$(357)		$531
Income tax (benefit) expense		$62	$(143	)(g)	$(81)

Net income (loss)		$826	$(214)		$612

Accretion and dividends on redeemable preferred stock		$(7,506)	$7,506	(h)	$(6,877)
"	$	()	$(6,877	)(e)

Net loss to common stockholders		$(6,680)	$415		$(6,265)

Basic and diluted loss per share		$(1.24)			$(0.41)

Weighted average common shares outstanding		5,383		(a)	15,122

See notes to unaudited Pro Forma financial information.

Pro Forma Statements of Operations
For the Year Ended December 31, 2002
(in thousands, except per share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
Income Statement Data:
Revenues	$50,774	$—		$50,774
Cost and expenses
Costs of revenue, excluding depreciation shown below	$31,472	$—		$31,472
Selling and promotional costs	$3,140	$—		$3,140
General and administrative expenses	$7,619	$—		$7,619
Leased facilities and office closings	$(290)	$—		$(290)
Amortization of restricted stock award	$—	$—		$—
Amortization of goodwill	$—	$—		$—
Other depreciation and amortization	$5,939	$—		$5,939

Income from operations	$2,894	$—		$2,894
Interest income	$(172)	$—		$(172)
Interest expense	$2,137	$2,431	(f)	$2,956
"		$(1,712	)(f)
"		$100	(i)

Income (loss) before income taxes	$929	$(819)		$110
Income tax benefit	$(208)	$(328	)(g)	$(536)

Net income (loss)	$1,137	$(491)		$646
Accretion and dividends on redeemable preferred stock	$(9,293)	$(6,812	)(h)	$(16,105)

Net loss to common stockholders	$(8,156)	$(7,303)		$(15,459)

Basic and diluted loss per share	$(1.52)			$(1.02)

Weighted average common shares outstanding	5,353		(a)	15,092

See notes to unaudited Pro Forma financial information.

Pro Forma Balance Sheet Data
As of September 30, 2003
(in thousands) (unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$7,416	$69,040	(a)	$9,229
"		$(12,227	)(c)
"		$(55,000	)(d)
Other current assets	$6,752	$(89	)(c)	$6,663
Other assets	$50,681	$500	(i)	$51,181

Total assets	$64,849	$2,224		$67,073

Liabilities and Stockholder's Deficit
Current liabilities	$8,843	$147(a	)	$8,673
"		$(317	)(c)
Long term liabilities
Debentures due in 2005, net of unaccreted discount	$11,106	$(11,106	)(c)	$—
New debt issued in recapitalization	$—	$25,000	(d)	$24,031
"		$(969	)(b)
Other long term liabilities	$3,038	$—		$3,038

Total liabilities	$22,987	$12,755		$35,742

Redeemable series A preferred stock	$60,695	$(60,695	)(d)	$—

Stockholder's equity (deficit)
Common stock, par value $0.01	$60	$97	(a)	$157
Additional paid in capital	$61,187	$69,297	(a)	$110,713
"		$969	(b)
"		$(806	)(c)
"		$(19,934	)(d)
Accumulated deficit	$(77,229)	$(89	)(c)	$(76,688)
"		$630	(e)
Treasury stock	$(2,851)	$—		$(2,851)

Total stockholders' equity (deficit)	$(18,833)	$50,164		$31,331

Total liabilities and stockholder's deficit	$64,849	$2,224		$67,073

See notes to unaudited Pro Forma financial information.

  Notes to unaudited Pro Forma financial information:

a)
The Offering raised $69,040,000 after the payment of fees, including $500,000 which are treated as deferred financing costs (see Note i), and there will be 9,739,111 shares of common stock, par value $0.01, issued in the Offering. There are approximately $147,000 in fees that will be paid subsequent to the closing of the Offering.

b)
For the purposes of the pro forma information, we have assumed that 250,000 warrants will be issued in connection with the $25 million term loan, and that the original book value of the term loan will be reduced by the fair value of these warrants, estimated to be $969,000. This estimate is calculated using the Black-Scholes method and assumes a five year life, a $7.86 exercise price, a risk-free interest rate of 3.13%, and volatility of 54.23%. The difference between the face value of the term loan and the original book value is assumed to be amortized over the term of the loan, using the interest method, by means of a charge to interest expense. These warrants will only be issued if certain conditions occur in the first year after the closing of the Transactions, and the actual value if the warrants are issued will vary from that calculated for this pro forma presentation based on the actual number of warrants issued, the agreed-upon strike price, and the Company's volatility at the time. The maximum number of warrants that may be issued is 250,000, and we have used the assumption that all of the warrants would be issued in order to present the most conservative results. However, fewer warrants may be issued, or none may be issued. If the warrants are not issued, the term loan value will be recorded at $25 million, increasing long term and total liabilities, and decreasing paid in capital and stockholders' equity by $969,000. Also, if the warrants are not issued, there will be no amortization charge to future earnings, pro forma interest expense would decrease for the nine months ended September 30, 2003 and the year ended December 31, 2002 by $143,000 and $191,000, respectively, and pro forma net income (after adjusting for taxes) for the nine months ended September 30, 2003 and the year ended December 31, 2002 would increase by $85,800 and $114,600, respectively.

c)
The Transactions include the repayment of Senior Subordinated Debt, amounting to $12,227,000 at September 30, 2003 including $317,000 of accrued interest thereon, and expensing the remaining balance of $89,000 of certain costs we had incurred in connection with the issuance of this debt. We have also cancelled 937,500 warrants originally granted in connection with the issuance of the Senior Subordinated Debt valued at $806,000. The value of the 2,000,000 warrants originally issued in connection with the Senior Subordinated Debt was determined to be $1,720,000, or $0.86 per warrant. This value was determined by utilizing the Black-Scholes model, adjusted for lack of marketability and the probability of when the Senior Subordinated Debt would be repaid. The Black-Scholes model assumed a volatility of 70%, risk-free rate of 4.37% and a dividend yield of zero. The value of $0.86 per warrant was used to determine the charge to paid in capital for the warrants cancelled. The original Senior Subordinated Debt agreements provided that: for each full month between the date the Senior Subordinated Debt is prepaid in full and February 1, 2005, the Company was permitted to cancel 62,500 of the 2,000,000 warrants originally granted, up to a maximum of 1,500,000. For the unaudited Pro Forma Statement of Operations for the year ended December 31, 2002, we have assumed that the Senior Subordinated Debt and the related warrants were never issued.

d)
In the Recapitalization, the Company is exchanging $55 million of cash and the $25 million term loan noted above for all of the currently outstanding Series A Preferred Stock and all of the warrants to purchase 2.81 million common shares @ $0.009006 per share originally issued in connection with the Series A Preferred Stock. These warrants were valued at $19.9 million as described in footnote e).

e)
The Series A Preferred Stock was recorded in May 2000 at a discount to its face value of $60 million, and the difference has been recorded through a charge to accretion expense in determining Net Loss to Common Stockholders. The original $60 million investment was allocated between the Series A Preferred Stock and the warrants using relative fair values, and the original book value of the Series A Preferred Stock was $30.25 million. Accretion has been calculated using the interest method over the period from the date of the sale of the Series A Preferred Stock to June 2, 2007, the earliest date at which the Series A Preferred Stock would have become redeemable. In addition, 8% quarterly dividends, and 8% interest thereon, have been accrued through September 30, 2003. The fair value of the Series A Preferred Stock and dividends payable thereon at September 30, 2003 has been estimated at approximately $60 million, and the difference between the current accreted book value and the fair value ($630,000 on September 30, 2003) has been recorded as an adjustment to accretion expense in the income statement. Because the Transactions are assumed to occur at the beginning of the period presented in the Pro Forma Operating Statements (January 1, 2002), and the Series A Preferred Stock would have had a lower book value on that date, the adjustment to accretion expense is greater than that recorded at September 30, 2003. The actual accretion adjustment of approximately $630,000 will be recorded in our fourth quarter. We determined the fair values of the Series A Preferred Stock and the warrants in the following manner. We calculated the Company's fair value (our "Enterprise Value") using a discounted future cash flow model (ignoring the effects of the offering and the recapitalization) at approximately $128 million. Using the Black-Scholes method and assuming a seven year life, a risk-free interest rate of 3.13%, and volatility of 54.23%, we calculated the fair value of the warrants to be approximately $21 million. The market value of our common stock outstanding was approximately $42 million. The residual Enterprise Value of $65 million was attributed to the Series A Preferred Stock. The fair values of the warrants and the Series A Preferred Stock were then proportionally allocated to the $80 million consideration described in footnote d), resulting in final fair values for the warrants and the Series A Stock of $19.9 million and $60.1 million, respectively.

f)
The 9% interest and amortization of loan discount connected with the new term loan has been expensed in the unaudited Pro Forma Statements of Operations, and the 12% interest and other expenses connected with the Senior Subordinated Debt have been eliminated.

g)
A rate of 40% has been assumed for the tax effect of the above transactions in the Pro Forma Statements of Operations.

h)
Because the Transactions are assumed to occur on January 1, 2002 in the Pro Forma Operating Statements, the dividends and accretion expense originally recorded in the historical income statements must be reversed.

i)
Professional fees of $500,000 are treated as deferred financing costs and amortized as interest expense over the five-year term of the $25 million term loan.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 30, 2002, AND THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2003